Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-132434) and related Prospectus of Tyson Foods, Inc. (the Company) for the registration of shares of its Class A common stock and convertible senior notes and to the incorporation by reference therein of our reports (a) dated November 19, 2007 (except for those matters described in Note 1 “Business and Summary of Significant Accounting Policies” as it relates to Discontinued Operations and Note 3 “Discontinued Operations,” as to which the date is September 3, 2008), with respect to the consolidated financial statements and schedule of the Company for the year ended September 29, 2007, included in the Company’s Current Report on Form 8-K dated September 4, 2008, and (b) dated November 19, 2007, with respect to the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended September 29, 2007, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Rogers, Arkansas

September 3, 2008